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                                                                    EXHIBIT 99.1

        IDEX CORPORATION ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE NOVA
                            TECHNOLOGIES CORPORATION

NORTHBROOK, IL, NOVEMBER 14, 2007 -- IDEX CORPORATION (NYSE: IEX) today announced it has entered into a definitive agreement to acquire Nova Technologies Corporation ("NTC"), a leading provider of metering technology and flow monitoring services for the water and wastewater markets. NTC develops products and provides comprehensive integrated solutions that enable industry, municipalities and government agencies to analyze and measure the capacity, quality and integrity of wastewater collection systems. This essential process of flow monitoring and measurement plays a determining role in the upgrade of municipalities' wastewater infrastructure. Headquartered in Huntsville, Alabama, with regional sales and service offices throughout the United States and Australia, NTC has annual revenues of approximately $70 million.

Commenting on the acquisition, IDEX Chairman and Chief Executive Officer Larry Kingsley stated, "We are extremely pleased with NTC's decision to become part of IDEX. NTC is a recognized leader in the flow monitoring and metering products and services supporting the growing water and wastewater markets. NTC's expertise in flow measurement solutions enables the continued enhancement of our market-based water platform within the Fluid and Metering Technologies segment."

NTC's President, Karl Boone, stated, "We are excited to become part of IDEX and its Fluid and Metering Technologies segment. IDEX is a recognized leader in applied engineered solutions, with brand recognition in the water and wastewater markets. We will now have a global footprint, as well as the support for a broader technology platform, which will enable us to help our customers comply with the ever increasing regulations which continue to drive our business."

The NTC transaction is expected to close in the fourth quarter of 2007 with a cash consideration of approximately $158 million and is projected to be accretive to IDEX's earnings in 2008. The completion of this acquisition is subject to closing conditions and there are no assurances that it will be completed. The closing conditions include, but are not limited to: obtaining various third party consents and regulatory approvals, the accuracy of representations and warranties and compliance with covenants, and other customary closing conditions.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".

For further information on IDEX Corporation and its business units, visit the company's Web site at www.idexcorp.com.